UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒                                                     Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

WELLS TIMBERLAND REIT, INC.

(Name of Registrant as Specified in its Charter)

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WELLS TIMBERLAND REIT, INC.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held August 8, 2011

Dear Stockholder:

On Monday, August 8, 2011, we will hold our 2011 annual meeting of stockholders of Wells Timberland REIT, Inc., a Maryland corporation, at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. The meeting will begin at 1:30 p.m., local time.

We are holding this meeting to:

1.	Consider and vote upon a proposal to elect the six directors named in this proxy statement to hold office for one-year terms expiring in 2012 and until their respective successors are duly elected and qualify;

2.	Consider and vote upon a proposal to amend our charter to lower the maximum amount of leverage that we are permitted to have in relation to our net assets to 200%; and

3.	Transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Your board of directors has selected the close of business on May 13, 2011 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

This notice and the accompanying proxy statement and proxy card are being mailed to you on or about June 1, 2011.

Whether you plan to attend the meeting and vote in person or not, we urge you to authorize your proxy as early as possible. Stockholders have the following three options for authorizing a proxy: (1) over the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. Because we are a widely held issuer with more than [    ] stockholders as of the close of business on the record date, your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors

Douglas P. Williams

Secretary

Atlanta, Georgia

June 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held

on August 8, 2011

The proxy statement and annual report to stockholders are available at www.WellsTimberland.com/proxy.

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at our 2011 annual stockholders meeting (the “annual meeting”). To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:	Why did you send me this proxy statement?

A:	We are sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2011 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The individuals who will vote your shares of common stock at the annual meeting are Leo F. Wells III, our President; Douglas P. Williams, our Executive Vice President, Secretary and Treasurer; or Randall D. Fretz, our Senior Vice President and Assistant Secretary. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote FOR all of the director nominees and FOR the proposal to amend our charter. With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or authorize your proxy via Internet or by telephone) as soon as possible, whether or not you plan on attending the meeting in person.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on May 13, 2011, the record date, is entitled to vote at the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Monday, August 8, 2011, at 1:30 p.m. at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092.

Q:	How many shares of common stock can vote?

A:	As of the close of business on May 13, 2011, there were [__] shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each whole share of common stock held.

Q:	What is a “quorum”?

A:	A “quorum” consists of the presence in person or by proxy of stockholders holding 50% of our outstanding shares entitled to vote. Abstentions and broker nonvotes will be counted to determine whether a quorum is present. A broker “nonvote” occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting or “withhold” your vote from one or more director nominees, then you will be considered part of the quorum.

Q:	What may I vote on?

A:	You may vote on the election of six nominees named in this proxy statement to serve on the board of directors, the proposal to amend our charter and any other proposal that may properly come before the meeting or any adjournment or postponement thereof.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by authorizing a proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to authorize your proxy in advance of the meeting. Stockholders have the following three options for authorizing a proxy: (1) over the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to authorize your proxy on the Internet because it is convenient and it saves us significant postage and processing costs. In addition, when you authorize your proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy, see the enclosed proxy card accompanying this proxy statement. If you attend the annual meeting, you also may submit your vote in person, and any previous proxies that you authorized, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the annual meeting. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted (i) FOR each of the nominees for director, (ii) FOR the proposal to amend our charter and (iii) with respect to any other proposals that may properly come before the meeting, in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Wells, Williams, or Fretz.

Q:	What if I authorize a proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the meeting and voting in person;

(3)	returning another properly executed proxy card dated after your first proxy card if we receive it before the annual meeting date; or

(4)	reauthorizing your proxy on the proxy voting web site or by telephone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method by which the proxy was authorized.

Q:	Will my vote make a difference?

A:	Yes. As discussed below, your vote could affect the composition of our board of directors. Moreover, your presence by proxy or in person is needed to ensure that the proposals can be acted upon. Because we are a widely held issuer with more than [ ] stockholders as of the close of business on the record date, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends a vote FOR each of the six nominees named in this proxy statement for election as director and a vote FOR the proposal to amend our charter.

Q:	What are the voting requirements to elect the board of directors?

A:	Under our charter and bylaws, the holders of a majority of the shares of stock entitled to vote and present in person or by proxy at a meeting of stockholders is required for the election of the directors. “Withhold” votes will have the same effect as votes against the election of the directors. Please see “Proposal 1. Election of Directors.”

Q:	What are the voting requirements to approve the proposal to amend our charter?

A:	Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote on the proposal. You may vote for or against or abstain from voting on the proposal. Abstentions and broker nonvotes will have the same effect as votes against the proposal to amend our charter. Proxies received will be voted FOR the proposal to amend our charter unless stockholders designate otherwise. Please see “Proposal 2. Amendment of Our Charter.”

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors and the proposal to amend our charter, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells III, Douglas P. Williams and Randall D. Fretz, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2012 annual meeting of stockholders may do so by following the procedures prescribed in Article II, Section 11 of our bylaws and in SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for presentation to and action by the stockholders at the 2012 annual meeting, director nominations and other stockholder proposals must be received by Douglas P. Williams, our Secretary, no earlier than January 3, 2012 and no later than 5:00 pm ET on February 2, 2012. To also be eligible for inclusion in our proxy statement for the 2012 annual meeting of stockholders, stockholder proposals must be received by Mr. Williams by February 2, 2012.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. We have contracted with Boston Financial Data Systems (“BFDS”), to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay BFDS fees of approximately $9,350 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of proxy materials; dissemination of brokers’ search cards; distribution of proxy materials; operating online and telephone voting systems; and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation materials, our directors and employees, as well as third-party proxy service companies we retain, also may solicit proxies in person, over the Internet, by telephone, or by any other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the annual report and proxy statement should I receive?

A:

In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was previously delivered. If you received a single set of these documents for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Client Services Department, 6200 The Corners Parkway, Norcross, Georgia 30092-3365, or call us at 1-800-557-4830. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:	You may withdraw your householding consent at any time by contacting our Client Services Department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:	When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Client Services Department at the address and telephone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:	You may access, read and print copies of the proxy materials for this year’s annual meeting, including our proxy statement, form of proxy card, and annual report to stockholders, at the following web site: http://www.WellsTimberland.com/proxy.

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on its web site at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have six directors. If all of the six nominees are elected at the annual meeting, we do not expect to have any vacant board positions immediately following the annual meeting. During 2010, our board of directors held 12 meetings, either in-person or telephonically. For biographical information regarding our directors, see “Executive Officers and Directors” on page 10.

Our board has established the following committees: Audit Committee, Nominating and Corporate Governance Committee and Operations Committee. Information regarding each of the committees is set forth below.

Director Attendance at Meetings

Each of our directors attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period for which he served as a director and the total number of meetings held by all committees of the board of directors on which he served during the periods in which he served. Although we have no policy with regard to attendance by the members of our board of directors at our annual meetings of stockholders, we invite and encourage the members of our board of directors to attend our annual meetings to foster communication with stockholders. In 2010, all of our directors attended our annual meeting of stockholders.

Director Independence

Four out of six members of our board of directors are “independent” as defined under the rules of the New York Stock Exchange (“NYSE”) and as defined by our charter. The definition in our charter is based upon the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as adopted on May 7, 2007 (“NASAA Guidelines”). Two of our directors, E. Nelson Mills and Jess E. Jarratt, are affiliated with Wells Capital Inc. (“Wells Capital”), our sponsor, or its affiliates. Because of these affiliations, we do not consider Mr. Mills or Mr. Jarratt to be independent directors.

Although our shares are not listed for trading on any national securities exchange, a majority of the members of our board of directors, and all of the members of the Audit Committee and the Nominating and Corporate Governance Committee are “independent” as defined under the rules of the NYSE and our charter, as noted above. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain specified criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). The definition of “independent directors” under our charter is described below under “Certain Relationships and Related Transactions, and Director Independence.” The board of directors has determined that Michael P. McCollum, Donald S. Moss, Willis J. Potts, Jr., and George W. Sands each satisfies the specified criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors.

For a discussion of transactions and relationships between our directors and our affiliates that were considered by the board of directors under the applicable independence definitions in determining that these directors are independent, see “Certain Relationships and Related Transactions, and Director Independence.” Additionally, none of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that Messrs. McCollum, Moss, Potts and Sands are independent directors.

The Audit Committee

General

Our board of directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by:

•	selecting the independent auditors to audit our financial statements;

•	reviewing with the independent auditors the plans and results of the audit engagement;

•	approving the audit and overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others;

•	reviewing the independence of the independent public accountants;

•	considering the adequacy of fees;

•	reviewing the system of internal control over financial reporting which our management has established and our audit and financial reporting process;

•	overseeing our compliance with applicable laws and regulations; and

•	establishing procedures for the ethical conduct of our business.

The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2006, and revised as of December 2008. The Audit Committee Charter is available on our web site at www.WellsTimberland.com.

Our Audit Committee currently consists of Michael P. McCollum, Donald S. Moss, Willis J. Potts, Jr., and George W. Sands. All of the members of the Audit Committee are “independent” as defined under the rules of the NYSE and our charter. George W. Sands is designated as the Audit Committee financial expert and is the Chairman of the Audit Committee. During 2010, the Audit Committee met four times.

Independent Auditors

During the year ended December 31, 2010, Deloitte & Touche LLP (“Deloitte”) served as our independent auditor and provided certain tax and other services. Deloitte has served as our independent auditor since our formation. Deloitte representatives will be present at the annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. In addition, the Deloitte representatives will be available to respond to appropriate questions posed by any stockholder. The Audit Committee has engaged Deloitte as our independent auditor to audit our financial statements for the year ending December 31, 2011. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision will be disclosed to the stockholders in accordance with applicable securities laws.

Preapproval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received general preapproval, it will require specific preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and our Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of Deloitte. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte for the year ended December 31, 2010 were preapproved in accordance with the policies and procedures described above.

Principal Auditor Fees

The Audit Committee reviewed the audit and nonaudit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Deloitte . The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Deloitte for the years ended December 31, 2010 and 2009, are set forth in the table below.

	2010	2009

Audit fees	$358,220	$538,300

Audit-related fees	—	—

Tax fees	$129,986	$209,253

All other fees	—	—

Total	$488,206	$747,553

For purposes of the preceding table, Deloitte’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Deloitte in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Report of the Audit Committee

The Audit Committee reviews the financial reporting process on behalf of our board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2010 audited financial statements with management and discussed the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP (“Deloitte”), the independent accountant responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received written disclosures and a letter from Deloitte in satisfaction of the requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed Deloitte’s independence with Deloitte. In addition, the Audit Committee considered whether Deloitte’s provision of nonaudit services is compatible with Deloitte’s independence.

The Audit Committee discussed with Deloitte the overall scope and plans for the audit. The Audit Committee meets periodically with the internal auditor and Deloitte, with and without the presence of management, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors and the board of directors approved the inclusion of the 2010 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee of the Board of Directors:

Michael P. McCollum,
Donald S. Moss
Willis J. Potts, Jr.
George W. Sands

The Nominating and Corporate Governance Committee

General

Our Nominating and Corporate Governance Committee currently consists of Michael P. McCollum, Donald S. Moss, Willis J. Potts, Jr., and George W. Sands. The members of the Nominating and Corporate Governance Committee are “independent” as defined under the rules of the NYSE and our charter. Mr. Moss is the Chairman of the Nominating and Corporate Governance Committee. During 2010, the Nominating and Corporate Governance Committee met two times.

The primary functions of the Nominating and Corporate Governance Committee are:

•

identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting;

•

developing and recommending to the board of directors a set of corporate governance policies and principles and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and

•	overseeing an annual evaluation of the board of directors and each of the committees of the board of directors and our management.

The Nominating and Corporate Governance Committee Charter is available on our web site at www.WellsTimberland.com.

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the board of directors. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry, the timber industry or brokerage industry, or accounting or financial management expertise. Therefore, our board of directors and the Nominating and Corporate Governance Committee have sought a diverse board of directors whose members collectively possess these skills and experiences. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly registered company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience and each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage. As detailed in the director biographies below, the board of directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board of directors; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management of Wells Capital. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the Nominating and Corporate Governance Committee, recommendations made by stockholders must be submitted within the timeframe required for director nominations by stockholders as provided in our bylaws. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11, of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling our Client Services Department at 1-800-557-4830.

Operations Committee

Our Operations Committee currently consists of Jess E. Jarratt, Michael P. McCollum, E. Nelson Mills, Donald S. Moss, Willis J. Potts, Jr., and George W. Sands. The Operations Committee is responsible for:

•	maintaining and developing each Operations Committee member’s understanding of the complexities of timberland management and timber harvesting;

•

maintaining and developing each Operations Committee member’s experience in supervising our operations related to timberland management and timber harvesting and developing procedures designed to promote the accountability of the officers regarding results of operations;

•

preparing and developing materials designed to inform and educate those members of our board of directors who do not have the experience and understanding of timberland management and timber harvesting of the issues and complexities involved; and

•	performing such other duties as our board of directors may determine are necessary and appropriate and may delegate to the Operations Committee.

Mr. Potts is the Chairman of the Operations Committee. During 2010, the Operations Committee met four times.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters’ address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters’ address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders also may communicate concerns with our directors at our annual meeting. All of our directors were in attendance at our 2010 annual meeting. We expect all of the directors to be present at our 2011 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2011 annual stockholders meeting, and all of our directors are being nominated for re-election to serve until the 2012 annual stockholders meeting and until their respective successors are duly elected and qualify.

Name	Age	Position(s)	Term of Office

Leo F. Wells III	67	President	Since 2005

Douglas P. Williams	60	Executive Vice President, Secretary and Treasurer	Since 2005

Randall D. Fretz	58	Senior Vice President and Assistant Secretary	Since 2005

Jess E. Jarratt	54	Director	Since 2007

Michael P. McCollum	55	Independent Director	Since 2006

E. Nelson Mills	50	Director	Since 2006

Donald S. Moss	75	Independent Director	Since 2006

Willis J. Potts, Jr.	64	Independent Director	Since 2006

George W. Sands	66	Independent Director	Since 2010

There are no family relationships between any directors or executive officers, or between any director and executive officer.

Leo F. Wells, III. Since our formation in September 2005, Mr. Wells has been our President and he served as one of our directors from our formation until June 2007. He served as the President of Piedmont Office Realty Trust, Inc. (“Piedmont REIT”) from 1997 to February 2007 and served as Chairman of the Board of Piedmont REIT until April 2007. He served as President of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) from 2003 to July 2010 and has served as a director of Wells REIT II since 2003 and as President and a director of Wells Core Office Income REIT, Inc. (“Wells Core REIT”) since 2009. Prior to its dissolution in March 2008, he served as President and a director of Institutional REIT, Inc. (“Institutional REIT”), a public program sponsored by Wells Real Estate Funds, Inc. (“Wells REF”). Mr. Wells has also been the sole stockholder, sole director, President and Treasurer of Wells REF, which directly or indirectly owns Wells Capital, Wells Management Company, Inc. (“Wells Management”), Wells Investment Securities, Inc. (“WIS”), our dealer manager, Wells & Associates, Inc. (“Wells & Associates”), Wells Development Corporation (“Wells Development”), Wells Asset Management, Inc. (“Wells Asset Management”), Wells Real Estate Advisory Services II, Inc., Wells Core Office Income REIT Advisory Services, LLC, and Wells Timberland Management Organization, LLC (“Wells TIMO”), our advisor. He has also been the President, Treasurer, and sole director of Wells Capital since 1984; Wells Management since 1983; Wells Development since it was organized in 1997 to develop real estate properties; and Wells Asset Management since it was organized in 1997 to serve as an investment advisor to the Wells Family of Real Estate Funds. From 1998 to 2009, Mr. Wells was also a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust. Since 2004, he has been President and sole director of Wells Real Estate Advisory Services, Inc. He has also been the President, Treasurer and director of Wells & Associates, a real estate investment and brokerage company, since it was formed in 1976 and incorporated in 1978.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985, he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree from the University of Georgia. Mr. Wells is a member of the Financial Planning Association.

On August 26, 2003, Mr. Wells and WIS entered into a Letter of Acceptance, Waiver and Consent (“AWC”) with the National Association of Securities Dealers (“NASD”) now known as the Financial Industry Regulatory Authority, Inc. (“FINRA”), relating to alleged rule violations. The AWC set forth the NASD’s findings that WIS and Mr. Wells had violated conduct rules relating to the provision of noncash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by WIS in 2001 and 2002. Without admitting or denying the allegations and findings against them, WIS and Mr. Wells consented in the AWC to various findings by the NASD that are summarized in the following paragraph:

In 2001 and 2002, WIS sponsored conferences attended by registered representatives who sold its real estate investment products. WIS also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, WIS paid the costs of travel to the conference and meals for many of the guests and paid the costs of playing golf for some of the registered representatives and their guests. WIS later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, WIS paid for meals for the guests. WIS also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for WIS products. This conduct violated the prohibitions against payment and receipt of noncash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810, and 3060. In addition, WIS and Mr. Wells failed to adhere to all of the terms of their written undertaking made in March 2001 not to engage in the conduct described above, and thereby failing to observe high standards of commercial honor and just and equitable principles of trade, in violation of NASD Conduct Rule 2110.

WIS consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. WIS and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity with WIS ended on October 6, 2004.

Douglas P. Williams. Since our formation in September 2005, Mr. Williams has been our Executive Vice President, Secretary, and Treasurer and he served as one of our directors from our formation until June 2007. From 1999 to 2007, he also served as Executive Vice President, Secretary, and Treasurer, and a director of Piedmont REIT. He has served as Executive Vice President, Secretary, and Treasurer and a director of Wells REIT II since 2003 and as Executive Vice President, Secretary, Treasurer and a director of Wells Core REIT since 2009. Prior to its dissolution in March 2008, he served as Executive Vice President, Secretary, Treasurer, and a director of Institutional REIT. Since 1999, Mr. Williams has also been a Senior Vice President of Wells Capital and a vice president, Chief Financial Officer, Treasurer, and a director of WIS. He has also been a Vice President of Wells REF and a Vice President and Secretary of Wells Asset Management since 1999.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber, and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with FINRA as a financial and operations principal. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz Since our formation in September 2005, Mr. Fretz has been our Senior Vice President and he has served as our Assistant Secretary since April 2010. He has also been a senior vice president of Wells Capital since 2002, the Chief of Staff and a Vice President of Wells REF since 2002, a Senior Vice President of Piedmont REIT from 2002 to 2007, a Senior Vice President of Wells REIT II since 2003, a Senior Vice President of Wells Core REIT since 2009, and a director of WIS and Wells Management since 2002. Prior to its dissolution in March 2008, he served as a Senior Vice President of Institutional REIT. Mr. Fretz is primarily responsible for corporate strategy and planning, advising, and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of U.S. and Canada Operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a Bachelor of Arts degree in Sociology and a Bachelor of Physical Education from McMaster University in Hamilton, Ontario. He also earned a Master of Business Administration degree from the Ivey School of Business in London, Ontario.

Jess E. Jarratt. Mr. Jarratt has served as one of our directors since June 2008. He also has served as Senior Vice President of Wells Capital and President of Wells TIMO since March 2007. Mr. Jarratt is responsible for directing and managing all aspects of timberland operations for Wells including timberland acquisitions and dispositions, portfolio and property management, and timberland financing. From February 2006 through February 2007, Mr. Jarratt served as Managing Director of SunTrust Robinson Humphrey’s Structured Real Estate Group, where he was responsible for structuring and purchasing net-leased real estate for SunTrust’s dedicated equity account and originating financing vehicles for agricultural and timberland properties. From 2001 through January 2006, Mr. Jarratt was Managing Director for SunTrust Robinson Humphrey’s Capital Markets Origination group where he originated and structured large, multi-capital transactions across SunTrust’s Corporate Banking unit. From 1995 through 2001, Mr. Jarratt was Group Vice President of SunTrust’s AgriFood Group, which he founded and grew into a group of 20 professionals and over $1 billion in assets. From 1988 through 1995, Mr. Jarratt was Vice President of Rabobank International, a multinational Dutch bank where he led corporate lending activities to U.S. agribusiness companies and timberland and forest products companies. From 1985 through 1988, Mr. Jarratt served as one of the original foresters for a predecessor entity to Hancock Timber Resource Group, one of the largest institutional managers of timber in the world. In his role as Timberland Investment Officer, Mr. Jarratt purchased and managed one of the fund’s first investments in timberland, including the merchandising of the property’s timber. Mr. Jarratt was also instrumental in the development of the financial analysis used to analyze the purchase of timberland by the company. From 1983 through 1985, Mr. Jarratt served as a Procurement Forester with the Kirby Lumber Company. His responsibilities in this role included the purchase of raw timber to supply a plywood mill, management of various relationships with dealers and suppliers, cruising prospective timber acquisitions, and negotiating purchase prices with landowners. Prior to joining Kirby Lumber Company, Mr. Jarratt worked as a Timberland Purchase Forester responsible for building a land base for Nekoosa’s Ashdown Arkansas paper mill by originating, cruising, negotiating, and closing on timberland purchases. Mr. Jarratt began his career as a Forester with the Texas Forest Service in 1979, where he worked with private landowners to develop and implement forest management plans. Mr. Jarratt received a Bachelor of Science degree in Forestry from Texas A&M University and a Master of Business Administration degree from the University of North Texas. In addition, Mr. Jarratt is a Certified Management Accountant and has completed the Harvard Business School Executive Agribusiness Program. Mr. Jarratt is a member of the Institute of Management Accounting and a member of the Board of Directors for the National Alliance of Forest Owners.

Our board of directors, excluding Mr. Jarratt, has determined that Mr. Jarratt’s extensive experience structuring large, multi-capital real estate transactions, lending to timberland and forest product companies, as well as the skills he has developed regarding analysis and management of potential investments in timberland, are all relevant experiences, attributes, and skills that enable Mr. Jarratt to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Jarratt is a highly qualified candidate for directorship and should therefore continue to serve as one of our directors.

Michael P. McCollum, Ph.D. Dr. McCollum has served as one of our independent directors since 2005. He has worked in the forest products industry for the past 29 years and has served as Vice President of Supply for KiOR, Inc. of Pasadena, Texas since January 2010. From 1996 until his retirement in December 2005, Dr. McCollum led the Wood and Fiber Supply Division of Georgia-Pacific Corporation, one of the world’s leading manufacturers and distributors of tissue, pulp, paper, packaging, building products and related chemicals, and in 2001 he became President of the Division. From 1992 to 1996, Dr. McCollum served in positions of increasing responsibility at Georgia-Pacific in the areas of forest management, wood and fiber supply, technical support and strategic planning. From 1984 to 1992, Dr. McCollum served in various positions at Temple-Inland Inc. (“Temple-Inland”), a major forest products corporation. From 1981 to 1984, Dr. McCollum worked in the Wood Products Division of Manville Forest Products Corporation, a subsidiary of Johns Manville, a Berkshire Hathaway company and a leading manufacturer and marketer of premium-quality building and specialty products. Dr. McCollum received his Bachelor of Science degree in Forestry from the University of Arkansas and received a Ph.D. in Forest Science from Texas A&M University. Dr. McCollum is a member of the Society of American Foresters and has served on the boards of several industry and conservation associations.

Our board of directors, excluding Dr. McCollum, has determined that Dr. McCollum’s thorough knowledge of the timberland market, including the manufacture and distribution of related products that he has accumulated over his 29-year career devoted entirely to the forest products industry has provided him with the relevant experiences, attributes, and skills necessary to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Dr. McCollum is a highly qualified candidate for directorship and should therefore continue to serve as one of our directors.

E. Nelson Mills. Mr. Mills has served as one of our directors since 2006. He also has served as Senior Vice President of Wells Capital since March 2010. Mr. Mills has served as a director of Wells REIT II since 2007 and was appointed President in July 2010. Prior to its dissolution in March 2008, Mr. Mills served as a director of Institutional REIT. From December 2004 to December 2009, Mr. Mills served as President and Chief Operating Officer of Williams Realty Advisors, LLC (“Williams Realty”), where he was responsible for investment and financial strategy and was in charge of the design, formation and operation of a series of real estate investment funds. Prior to joining Williams Realty, Mr. Mills was a consultant to Timbervest, LLC, an investment manager specializing in timberland investment planning. From 2000 to April 2004, Mr. Mills served as Chief Financial Officer of Lend Lease Real Estate Investments, Inc. (“Lend Lease”) and from 1998 to 2000 served as a senior vice president of Lend Lease with responsibility for tax and acquisition planning and administration. Mr. Mills was a tax partner with KPMG LLP from 1987 to 1998. Mr. Mills received a Bachelor of Science degree in Business Administration from the University of Tennessee and a Master of Business Administration degree from the University of Georgia. Mr. Mills is also a Certified Public Accountant.

Our board of directors, excluding Mr. Mills, has determined that Mr. Mills’ experience overseeing REITs and planning timberland investments, as well as his licensure as a certified public accountant, are all relevant experiences, attributes and skills that enable Mr. Mills to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Mills is a highly qualified candidate for directorship and should therefore continue to serve as one of our directors.

Donald S. Moss. Mr. Moss has served as one of our independent directors since 2006. He has also served as an independent director of Piedmont REIT since 1998. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations - Worldwide from 1976 to 1979, Group Vice President of Sales - Worldwide from 1979 to 1980, Senior Vice President - International from 1980 to 1983 and Group Vice President - Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand, and Avon Malaysia from 1980 to 1983. Mr. Moss is a past president and former director of The Atlanta Athletic Club, a former director of the Highlands Country Club in Highlands, North Carolina and the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss attended the University of Illinois where he majored in Business.

Our board of directors, excluding Mr. Moss, has determined that Mr. Moss’ experience serving as a director for other organizations, including other REITs, has provided him with the business management skills and real estate knowledge desired to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Moss is a highly qualified candidate for directorship and should therefore continue to serve as one of our directors.

Willis J. Potts, Jr. Mr. Potts has served as one of our independent directors since 2006. From 1999 until his retirement in 2004, Mr. Potts served as Vice President and General Manager of Temple-Inland, where he was responsible for all aspects of the management of a major production facility, including timber acquisition, community relations, and governmental affairs. From 1994 to 1999, Mr. Potts was Senior Vice President of Union Camp Corporation, where he was responsible for all activities of an international business unit, with revenues of approximately $1 billion per year including supervision of acquisitions and dispositions of timber and timberland, controllership functions, and manufacturing. From 2004 to 2007, Mr. Potts was the Chairman of the Board of Directors of the Technical Association of the Pulp and Paper Industry, the largest technical association serving the pulp, paper, and converting industry. In 2006, Mr. Potts was appointed to the Board of Regents of The University System of Georgia. Mr. Potts also serves as a director of J&J Industries, a privately held carpet manufacturing company. Mr. Potts received a Bachelor of Science degree in Industrial Engineering from the Georgia Institute of Technology. He also completed the Executive Program at the University of Virginia.

Our board of directors, excluding Mr. Potts, has determined that Mr. Potts’ extensive experience in the acquisition and disposition of timber and timberland, combined with his experience serving as a director of, and otherwise managing, organizations engaging in these activities, are all relevant experiences, attributes, and skills that enable Mr. Potts to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Potts is a highly qualified candidate for directorship and should therefore continue to serve as one of our directors.

George W. Sands. Mr. Sands was appointed as one of our independent directors in March 2010. He has also served as a director of Wells REIT II since March 2010. Mr. Sands retired in 2006 after a 36-year career with KPMG LLP and its predecessor firms, Peat Marwick Mitchell and Peat Marwick Main. From 1998 until his retirement, Mr. Sands was the Southeast Area Managing Partner for the firm’s Audit and Advisory Practice.

During his career, Mr. Sands served in several key positions, including Southeast Area Managing Partner of Manufacturing, Retailing and Distribution, Atlanta Office Managing Partner, and Securities and Exchange Reviewing Partner. He was a member of the firm’s National Audit Leadership Team and a Trustee on the KPMG Foundation Board of Directors. Mr. Sands served as the audit engagement partner or client service partner for a wide variety of clients, including multi-national companies such as The Home Depot, AGCO Corporation, Mohawk Industries, Mirant Corporation, and John Portman & Associates. Prior to joining KPMG LLP in 1970, Mr. Sands served as an officer in the United States Army, including a tour of duty in the Republic of South Vietnam.

Mr. Sands currently serves on the Board of Directors of The Atlanta Convention and Visitors Bureau and the Advisory Board of The Atlanta Alliance on Developmental Disabilities. Mr. Sands is a member of The Rotary Club of Atlanta, where he has served as Treasurer, The Atlanta Athletic Club, and The Duluth First United Methodist Church. Past board of director involvement includes the Metro Atlanta Chamber of Commerce, the Georgia Chamber of Commerce and the One Ninety-One Club.

Mr. Sands received a Bachelor of Business Administration degree from the University of Georgia. He has been a member of the School of Accounting Advisory Council at The University of Georgia. He is a retired Certified Public Accountant in the State of Georgia.

Our board of directors, excluding Mr. Sands, has determined that Mr. Sands’s extensive accounting and auditing background and experience serving as a director for other organizations, are all relevant experiences, attributes and skills that enable Mr. Sands to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Sands is a highly qualified candidate for directorship and should therefore serve as one of our directors.

Compensation of Our Executive Officers

Our executive officers do not receive compensation from us for services rendered to us. Our executive officers are also officers of Wells TIMO, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. We have not reimbursed Wells TIMO or its affiliates for the salaries paid by Wells TIMO or its affiliates to our executive officers. As a result, our board of directors has determined that it is not necessary to establish a compensation committee. See “Certain Relationships and Related Transactions, and Director Independence” below for a discussion of the fees paid to and services provided by Wells TIMO, Wells Capital, and its affiliates.

Compensation of Directors

We have provided below certain information regarding compensation paid to our directors during fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)(3)	Restricted Stock Awards ($)(4)	Option Awards ($)(5)	Total ($)

Jess E. Jarratt(1)	$—	$—	$—	$—

Michael P. McCollum	$49,500	$10,000	$—	$59,500

E. Nelson Mills(2)	$8,750	$—	$—	$8,750

Donald S. Moss	$51,000	$10,000	$—	$61,000

Willis J. Potts, Jr.	$52,000	$10,000	$—	$62,000

George W. Sands(6)	$49,950	$35,000	$—	$84,950

(1)	Directors who are not independent do not receive compensation for services rendered as a director.

(2)	Amounts paid to Mr. Mills relate to period from January 1, 2010 to March 29, 2010, at which time he became a Senior Vice President of Wells Capital and ceased to be independent, although he continues to serve as a director.

(3)	Includes amounts paid in the form of shares of our stock, as directors have the ability to elect to receive their annual retainer in an equivalent value of shares of stock, to be issued at $9.12 per share (which represents the purchase price per share that we would receive in our initial offering after deducting the selling commission and dealer-manager fee).

(4)	Reflects the dollar amounts recognized for financial statement reporting purposes of restricted stock received pursuant to our amended and restated independent directors compensation plan. The per share value was estimated at $10.00. The shares of restricted stock vest in thirds on each of the first three anniversaries of the date of grant.

(5)	Reflects the dollar amounts recognized for financial statement reporting purposes, computed in accordance with the accounting standard for share-based payments. See Note 9 - Stockholders’ Equity in the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the valuation model assumptions used. As of December 31, 2010, options to purchase a total of 22,000 of our shares of common stock were outstanding. The exercise price of all outstanding options is $10.00 per share.

(6)	George W. Sands was appointed to our board of directors on March 23, 2010.

Cash Compensation

We pay each of our Independent Directors:

•	an annual retainer of $20,000;

•	$2,000 per regularly scheduled board meeting attended;

•	$1,500 per regularly scheduled committee meeting attended (committee chairpersons receive an additional $500 per committee meeting for serving in that capacity); and

•	$250 per special board or committee meeting attended whether held in person or by telephone conference.

Directors have the ability to elect to receive their annual retainer in an equivalent value of shares of stock, to be issued at $9.12 per share (which represents the purchase price per share that we would receive in our initial public offering after deducting the selling commission and dealer-manager fee).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Director Incentive Plan

On November 13, 2009, our board of directors amended and restated our independent directors compensation plan (the “Director Plan”) to provide for the issuance of restricted stock, rather than options, as non-cash compensation to our independent directors. The Director Plan as amended and restated provides that each independent director elected or appointed to our board on or after November 13, 2009 shall receive a grant of 2,500 shares of restricted stock upon his or her initial election or appointment. Upon each subsequent re-election to the board, each independent director will receive a subsequent grant of 1,000 shares of restricted stock. The shares of restricted stock vest in thirds on each of the first three anniversaries of the date of grant.

Pursuant to the Director Plan effective before November 13, 2009, the date on which the Director Plan was amended and restated, we authorized and reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors under our Director Plan.

Our board of directors or a committee of its independent directors administers the Director Plan, with sole authority (following consultation with Wells TIMO) to select participants, and determines the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting, or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the Director Plan if the grant, vesting, and/or exercise of the awards would jeopardize our status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless determined by our board of directors or a committee of our independent directors, no award granted under the Director Plan will be transferable except through the laws of descent and distribution.

Prior to the amendment and restatement of our Director Plan to provide for the grant of restricted stock, and in addition to cash compensation, upon his or her election to our board, each independent director received a grant of options to purchase 2,500 shares of our common stock. Of the options granted, one-third were immediately exercisable on the date of grant, one-third became exercisable on the first anniversary of the date of grant, and the remaining one-third became exercisable on the second anniversary of the date of grant. The initial grant of options was anti-dilutive with an exercise price of $10.00 per share. Upon each subsequent re-election of the independent director to the board, he or she received a subsequent grant of options to purchase 1,000 shares of our common stock. The exercise price for the subsequent options was the greater of (1) $10.00 per share or (2) the fair market value of the shares on the date of grant. The stock options will lapse on the first to occur of (1) the tenth anniversary of the date of grant, or (2) the removal for cause of the independent director as a member of the board of directors. Upon the occurrence of a change in control, or upon termination of the director’s service by reason of his or her death, disability, or termination without cause, the options will become fully vested and exercisable. Options are generally exercisable in the case of death or disability for a period of one year after death or the termination by reason of disability. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign, or transfer their options other than by will or the laws of descent or distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order.

We issued options to purchase 4,000 shares of common stock to our independent directors under our Director Plan prior to its amendment and restatement for each of 2009 and 2008. In accordance with FASB ASC Topic 718, we concluded that the fair value of these options estimated using the Black-Scholes-Merton model had no significant value. As of December 31, 2010, Messrs. McCollum, Mills, Moss, and Potts held, in the aggregate, options to purchase up to 22,000 shares of our common stock pursuant to our Director Plan, approximately 20,667 of which have vested. The amended and restated Director Plan no longer authorizes the grant of stock options.

Under the terms of the amended and restated Director Plan, we issued 2,500 shares of restricted stock to Mr. Sands upon his election as an independent director on March 23, 2010 and 1,000 shares of restricted stock to each of the independent directors, including Mr. Sands, who were re-elected on August 9, 2010. Upon their re-election, all independent directors will receive a grant of 1,000 shares of restricted stock which shall vest as discussed above. We have granted 6,500 shares of restricted stock as of December 31, 2010, none of which have vested.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our board of directors because we do not pay any compensation to our officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

Equity Compensation Plan Information

We have adopted a long-term incentive plan, of which the Director Plan is a part, which will be used to attract and retain qualified independent directors, employees, advisors, and consultants considered essential to our long-range success (“Long-Term Incentive Plan”). Under the terms of our Long-Term Incentive Plan, a total of 500,000 shares of common stock have been authorized and reserved for issuance, of which 100,000 of such common shares are authorized and reserved for issuance to independent directors under the Director Plan. The following table provides summary information on the securities issuable under our equity compensation plans.

	000000000000000000	000000000000000000	000000000000000000
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance(2)
Equity compensation plans approved by security holders(1)	22,000	$10.00	471,500
Equity compensation plans not approved by security holders	—	—	—

Total	22,000	$10.00	471,500

(1)	We granted 5,500 options for our common stock, as defined in our 2005 Long-Term Incentive Plan, to each of our four independent directors, with the exception of Mr. Sands, prior to the amendment and restatement of the Director Plan on November 13, 2009.
(2)	Reflects reduction for (i) shares reserved for issuance upon exercise of options for our common stock issued to our independent directors and (ii) restricted stock issued to our independent directors, all pursuant to grants under the Director Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following describes all transactions and currently proposed transactions between us and any related person since January 1, 2010 in which more than $120,000 was or will be involved and such related person had or will have a direct or indirect material interest. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Our Relationship with Wells Capital and Wells TIMO

Our executive officers, Leo F. Wells III, Douglas P. Williams and Randall D. Fretz are also executive officers of Wells Capital, which is the manager of Wells TIMO, our advisor. One of our directors, Jess E. Jarratt, is also an executive officer of Wells TIMO. Another director, E. Nelson Mills, is a Senior Vice President of Wells Capital. Mr. Wells is the sole director of our advisor and indirectly owns 100% of its equity. Pursuant to our advisory agreement (“Advisory Agreement”) with Wells TIMO to serve as our advisor with responsibility to oversee and manage our day-to-day operations and to perform other duties including the following:

•	find, present, and recommend to our board of directors real estate investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our real estate acquisitions, sales, or joint ventures;

•	at the direction of our management, prepare all reports and regulatory filings, including those required by federal and state securities laws;

•	arrange for financing and refinancing of properties;

•	oversee the performance of any property managers or asset managers, including our timber manager;

•	review and analyze the properties’ operating and capital budgets;

•	generate an annual budget for us;

•	review and analyze financial information for each property and the overall portfolio;

•	if a transaction requires approval by the board of directors, deliver to the board of directors all documents requested by the board in its evaluation of the proposed transaction;

•	actively oversee the management of our properties for purposes of meeting our investment objectives;

•	perform cash management services;

•	perform transfer agent functions; and

•	engage our agents.

Our advisor is at all times subject to the supervision of our board of directors and has only such authority as we may delegate to it as our agent.

Under the terms of the Advisory Agreement, we are required to reimburse Wells TIMO for certain organization and offering costs up to the lesser of actual expenses, or 1.2% of the total gross offering proceeds raised. As of December 31, 2010, we have incurred and charged to additional paid-in capital cumulative organization and other offering costs of approximately $2.1 million related to our initial public offering and approximately $0.8 million related to our follow-on offering, which represents approximately 1.2% of cumulative gross proceeds raised under both the initial and follow-on public offerings. As of December 31, 2010, Wells TIMO and its affiliates have incurred aggregate organization and offering expenses related to our initial public offering and follow-on offering of approximately $7.0 million and $4.1 million, respectively. Upon the expiration of our initial public offering on August 11, 2009, approximately $4.9 million of organization and offering expenses related to our initial public offering that had not been incurred and charged to additional paid-in capital was expensed by Wells TIMO and is not subject to reimbursement by us.

Under the terms of the Advisory Agreement, we pay a monthly asset management fee equal to one-twelfth of 1% of the greater of (i) the gross cost of all investments made on our behalf and (ii) the aggregate value of such investments. Wells TIMO may engage experienced timber management companies to assist Wells TIMO with certain of its responsibilities under the Advisory Agreement, including investing in timberland and selling timber on our behalf. Any timber managers would perform these services under contracts with Wells TIMO and would be compensated by Wells TIMO under the terms of such contracts. For the year ended December 31, 2010, Wells TIMO earned approximately $4.0 million in asset management fees.

We reimburse Wells TIMO for all costs and expenses it incurs in fulfilling its duties as the asset portfolio manager. These costs and expenses may include wages and salaries and other employee-related expenses of Wells TIMO’s employees engaged in management, administration, operations, and marketing functions. Employee-related expenses include taxes, insurance, and benefits relating to such employees, and legal, travel, and other out-of-pocket expenses that are directly related to the services they provide. Wells TIMO allocates its reimbursable costs of providing these services among us and the various affiliated public real estate investment programs (the “Wells Real Estate Funds”) based on time spent on each entity by individual personnel. For the year ended December 31, 2010, Wells TIMO had incurred such costs and expenses for approximately $2.2 million.

We pay a fee to Wells TIMO for services related to the disposition of investment properties. When we sell a property, if Wells TIMO provided a substantial amount of services in connection with the sale (as determined by our independent directors), we will pay Wells TIMO a fee equal to (i) for each property sold at a contract price up to $20.0 million, up to 2.0% of the sales price; and (ii) for each property sold at a contract price in excess of $20.0 million, up to 1.0% of the sales price. The precise amount of the fee within the preceding limits will be determined by our board of directors, including our independent directors, based on the level of services provided and market norms. The real estate disposition fee may be in addition to real estate commissions paid to third parties. However, the total real estate commissions (including such disposition fee) may not exceed the lesser of (i) 6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property. For the year ended December 31, 2010, we incurred related-party disposition fees of approximately $15,570.

For the year ended December 31, 2010, the aggregate amount of advisory fees and other fees incurred or paid to our advisor and any affiliate of our advisor by us (including fees or charges paid to our advisor and any affiliate of the advisor by third parties doing business with us) was approximately $10.6 million. As of December 31, 2010, approximately $25.8 million was due to Wells TIMO for advisory fees and administrative and operating expenditures funded on behalf of us pursuant to the Advisory Agreement. This amount due to Wells TIMO is non-interest-bearing and has no specific maturity date, but we intend to repay this amount once allowed under the terms of our credit facility.

Effective July 11, 2011, our Advisory Agreement is renewed and has a one-year term expiring July 10, 2012, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. We may terminate the Advisory Agreement without penalty upon 60 days’ written notice, subject to the terms of our credit agreements. If we terminate the Advisory Agreement, we will pay Wells TIMO all unpaid reimbursements of expenses and all earned but unpaid fees, subject to the restrictions of our credit facility.

Our board of directors, including a majority of our independent directors, determined that the terms of the Advisory Agreement are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Our Relationship with WIS

Mr. Wells indirectly owns 100% of our dealer-manager, WIS. In addition, Messrs. Fretz and Williams are directors of WIS. Our dealer-manager is entitled to receive selling commissions of 7.0% of aggregate gross offering proceeds.

WIS reallows 100% of these selling commissions to participating broker-dealers, net of discounts. There is no selling commission for shares sold under the distribution reinvestment plan. For the year ended December 31, 2010, we incurred selling commissions, net of discounts, of $2.9 million to WIS, of which approximately 100% was reallowed to participating broker-dealers, net of discounts.

WIS also earns a dealer-manager fee of 1.8% of gross offering proceeds at the time the shares are sold. WIS may reallow to participating broker-dealers some or all of these fees. There is no dealer-manager fee for shares sold under the distribution reinvestment plan. For the year ended December 31, 2010, WIS earned dealer-manager fees, net of discounts, from us of approximately $0.8 million, of which approximately $0.4 million was reallowed to participating broker-dealers.

Our board of directors, including a majority of our independent directors, believes that this arrangement with WIS is fair. The compensation payable to WIS reflects our belief that such selling commissions and dealer-manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of high-quality, income-producing properties.

Our Relationship with Wells REF

As of December 31, 2010, Wells Real Estate Funds held approximately $31.7 million and $11.4 million of our Series A and Series B preferred stock, respectively. Until May 9, 2011, dividends accrued on the preferred stock daily at a rate of 8.5% per year, subject to adjustments in the event of a stock dividend, split, combination, or other similar recapitalization with respect to the preferred stock. Effective May 9, 2011, Wells Real Estate Funds waived the accrual of dividends on the preferred stock at 8.5% per year, provided that dividends continue to accrue at 1.0% per year. If authorized by our board of directors and declared by us, accruing dividends on the preferred stock are payable on September 30 of each year. The shares of preferred stock are not convertible into shares of our common stock. If we are liquidated or dissolved, the holders of the preferred stock are entitled to receive the issue price of $1,000 per share plus any accrued and unpaid dividends, whether or not declared, before any payment may be made to the holders of our common stock or any other class or series of our capital stock ranking junior on liquidation to the preferred stock. As of December 31, 2010, approximately $0.7 million is due to Wells REF related to an amendment fee funded on our behalf by Wells REF in March 2009.

Certain Relationships Involving Our Directors

George W. Sands, one of our independent directors, and E. Nelson Mills, one of our directors, are also currently directors of Wells REIT II, an entity for which Wells Capital serves as the advisor.

Certain Conflict Resolution Procedures

Independent Directors

Our independent directors are empowered to resolve potential conflicts of interest. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a person from being named an independent director. The independent directors, who are authorized to retain their own legal advisor and financial advisor, are empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by Wells TIMO affiliates could reasonably be compromised. Those conflict-of-interest matters that the board of directors cannot delegate to a committee under Maryland law must be acted upon by both the board of directors and a majority of our independent directors. Among the matters we expect our independent directors to act upon are:

•	the continuation, renewal, or enforcement of our agreements with Wells TIMO and its affiliates, including the Advisory Agreement and the dealer-manager agreement;

•	public offerings of securities;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we apply to list our shares of common stock on a national securities exchange; and

•	whether and when we seek to sell our company or our assets.

Other Charter Provisions Relating to Conflicts of Interest

In addition to providing for our independent directors to act together to resolve potential conflicts, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The independent directors evaluate at least annually whether the compensation that we contract to pay to Wells TIMO and its affiliates is reasonable in relation to the nature and quality of services performed and to our investment performance and whether such compensation is within the limits prescribed by our charter. The independent directors supervise the performance of Wells TIMO and its affiliates to determine that the provisions of our compensation arrangements are being carried out, and whether or not to increase or decrease the amount of compensation payable to Wells TIMO. The independent directors base their evaluation of Wells TIMO on the factors set forth below as well as any other factors that they deem relevant:

•	the amount of the fees paid to Wells TIMO and its affiliates in relation to the size, composition, and performance of our investments;

•	the success of Wells TIMO in generating appropriate investment opportunities;

•	the rates charged to other REITs and others by advisors performing similar services;

•	additional revenues realized by Wells TIMO and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by Wells TIMO and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by Wells TIMO for its own account and for its other clients.

We can pay Wells TIMO a real estate disposition fee in connection with the sale of a property only if it provides a substantial amount of the services in the effort to sell the property. If Wells TIMO does provide substantial assistance, we will pay it or its affiliates an amount as determined by our board of directors, including our independent directors, to be appropriate based on market norms and not to exceed (i) for any property sold at a price of $20.0 million or less, 2.0% of the contract price of the property sold and (ii) for any property sold at a price greater than $20.0 million, 1.0% of the contract price of the property sold. However, in no event may the aggregate real estate disposition fees paid to Wells TIMO, its affiliates, and unaffiliated third parties exceed 6.0% of the contract sales price.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that the contract with a particular advisor may be renewed. Either a majority of our independent directors or our advisor may terminate our Advisory Agreement with Wells TIMO without cause or penalty on 60 days’ written notice. In the event our Advisory Agreement with Wells TIMO is terminated and a successor advisor is appointed, our board of directors must determine that the successor advisor possesses sufficient qualifications to perform the services described in the Advisory Agreement and that the compensation we will pay to the successor advisor will be reasonable in relation to the services provided. Our advisor also owns 100 special units in Wells Timberland Operating Partnership, L.P. (“Wells Timberland OP”), representing 100% of this class of limited partnership interest. These special units entitle our advisor to receive certain distributions and payments only in the event that certain performance-based conditions are satisfied at the time such amounts become payable. The special units do not entitle the holder to any of the rights of a holder of common units, including the right to regular distributions from operations. The special units may be redeemed by our advisor resulting in a one-time payment to the holder of the special units upon the earlier of (i) the listing of our common stock on a national securities exchange or (ii) the termination or nonrenewal of the Advisory Agreement under certain conditions. In the event of a termination or nonrenewal of the Advisory Agreement under those conditions, the one-time payment to the holder of the special units will be the amount that would have been distributed with respect to the special units if Wells Timberland OP had sold all of its assets for their then fair market values (as determined by appraisal), except for cash and those assets which can be readily marked to market, paid all of its liabilities, and distributed any remaining amount to the holders of units in liquidation of Wells Timberland OP.

Our Acquisitions, Dispositions, and Leases. We will not purchase or lease properties in which Wells TIMO or our directors, or any of their affiliates have an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the affiliated seller or lessor unless there is substantial justification for the excess amount. In no event will we acquire any such property at an amount in excess of its current appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction. In addition, we will not sell or lease properties to Wells TIMO, our directors, or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us.

Other Transactions Involving Affiliates. A majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction must conclude that all other transactions, including joint ventures, between us and Wells TIMO, our directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

No Limitation on Other Business Activities. Our charter does not prohibit Wells TIMO, our directors or officers, or any of their affiliates from engaging, directly or indirectly, in any other business or from owning interests in any other business ventures, including business ventures involved in the acquisition, ownership, management, or sale of timberland or other types of properties.

Limitation on Operating Expenses. Wells TIMO must reimburse us the amount by which our aggregate annual total operating expenses exceed the greater of 2% of our average invested assets or 25% of our net income unless our independent directors have determined that such excess expenses were justified based on unusual and nonrecurring factors. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceeded the limitation, we will send to our stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. “Average invested assets” means the average monthly book value of our assets for a specified period before deducting depreciation, bad debts, or other noncash reserves. “Total operating expenses” means all costs and expenses paid or incurred by us, as determined under generally accepted accounting principles applicable in the United States, that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses, and taxes incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) noncash expenditures such as depreciation, amortization, and bad debt reserves; (v) reasonable incentive fees based on the gain from the sale of our assets; (vi) acquisition fees and acquisition expenses; (vii) real estate disposition fees on the resale of property; and (viii) other expenses connected with the acquisition, disposition, management, and ownership of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

Issuance of Options and Warrants to Certain Affiliates. Our charter prohibits the issuance of options or warrants to purchase our capital stock to Wells TIMO, our directors or any of their affiliates (a) on terms more favorable than we offer such options or warrants (if any) to the general public or (b) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Repurchase of Our Shares. Our charter prohibits us from paying a fee to Wells TIMO or our directors or any of their affiliates in connection with our repurchase of our capital stock.

Loans. We will not make any loans to Wells TIMO or to our directors or any of their affiliates. In addition, we will not borrow from Wells TIMO, our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve the transaction as being fair, competitive, and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will apply only to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or Wells TIMO or its affiliates.

Voting of Shares Owned by Affiliates. Wells TIMO, our directors or any of their affiliates who acquire shares of our common stock may not vote their shares regarding (i) the removal of any of them or (ii) any transaction between any of them and us. In determining the requisite percentage in interest of shares to approve any matter on which Wells TIMO, our directors or any of their affiliates may not vote, any shares owned by any of them will not be included.

Allocation of Investment Opportunities. Since our company is the only Wells program to date formed for the purpose of investing primarily in timberland, we do not expect that Wells TIMO or the Wells Capital personnel who perform services for us on behalf of Wells TIMO will face substantial conflicts in allocating, among us and other Wells programs, investment opportunities that are suitable for us, at least until such time, if ever, as another Wells program is formed for the purpose of investing in timberland.

In the event that Wells TIMO manages another program in the future for which timberland investments are suitable, Wells TIMO will be required to present each investment opportunity it identifies to the program for which the investment opportunity is most suitable. This determination is made by Wells TIMO. However, our Advisory Agreement with Wells TIMO requires that Wells TIMO make this determination in a manner that is fair without favoring any other Wells-sponsored program. In determining the Wells-sponsored program for which an investment opportunity would be most suitable, Wells TIMO will consider the following factors:

•	the investment objectives and criteria of each program;

•	the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of property and geographic area and, if applicable, on diversification of the lessees of its properties;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase on each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

In the event that Wells TIMO serves as the sponsor, manager, or advisor to another Wells timberland program and an investment opportunity becomes available that is equally suitable for us and one or more such other programs, then Wells TIMO will offer the investment opportunity to the entity that has had the longest period of time elapsed since it was offered an investment opportunity. If a subsequent event or development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of Wells TIMO, to be more appropriate for another Wells program, Wells TIMO may offer the investment to another Wells program.

Our Advisory Agreement with Wells TIMO requires that Wells TIMO periodically inform our independent directors of the investment opportunities it has offered to other Wells programs so that the independent directors can evaluate whether we are receiving our fair share of opportunities. Wells TIMO is to inform our independent directors of such investment opportunities quarterly. Wells TIMO’s success in generating investment opportunities for us and its fair allocation of opportunities among Wells programs are important criteria in our independent directors’ determination to continue or renew our arrangements with Wells TIMO and its affiliates. Our independent directors have a duty to ensure that Wells TIMO fairly applies its method for allocating investment opportunities among the Wells-sponsored programs.

Director Independence

We have a six-member board of directors. Two of our directors, Jess Jarratt and E. Nelson Mills, are affiliated with Wells Capital or its affiliates, and we do not consider them to be independent directors. The four remaining directors qualify as “independent directors” as defined in our charter, which is available on our web site at www.WellsTimberland.com, in compliance with the requirements of the NASAA Guidelines. Our charter provides that a majority of the directors must be “independent directors.” As defined in our charter, an “independent director” is a person who is not, on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with our sponsor or our advisor by virtue of (i) ownership of an interest in the sponsor, the advisor, or any of their affiliates, other than us; (ii) employment by the sponsor, the advisor, or any of their affiliates; (iii) service as an officer or director of the sponsor, the advisor, or any of their affiliates, other than as one of our directors; (iv) performance of services, other than as a director, for us; (v) service as a director or trustee of more than three real estate investment trusts organized by the sponsor or advised by the advisor; or (vi) maintenance of a material business or professional relationship with the sponsor, the advisor, or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the director from the sponsor, the advisor, and their affiliates (excluding fees for serving as one of our directors or as a director of any other REIT or real estate program organized or advised or managed by the advisor or its affiliates) exceeds 5.0% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the sponsor or the advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the sponsor, the advisor, any of their affiliates, or with us. One of our independent directors, George W. Sands, may face conflicts of interest because he has affiliations with other programs sponsored by Wells Capital and its affiliates.

Each of our independent directors would also qualify as independent under the rules of the New York Stock Exchange, and our Audit Committee members would qualify as independent under the New York Stock Exchange’s rules applicable to Audit Committee members. However, we are not listed on the New York Stock Exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock and Series A and Series B preferred stock, as of April 30, 2011, by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and our Series A or Series B preferred stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Shares Beneficially Owned

Name of Beneficial Owners(1)	Shares	Percentage

Common Stock

Wells Timberland Management Organization, LLC(2)	20,646	*

Leo F. Wells III, President(2)	169,251	*

Douglas P. Williams, Executive Vice President, Secretary, and Treasurer	1,132	*

Jess E. Jarratt	2,830	*

Randall D. Fretz, Senior Vice President and Assistant Secretary	566	*

Michael P. McCollum(3)	6,533	*

E. Nelson Mills(3)	6,349	*

Donald S. Moss(3)	7,626	*

Willis J. Potts, Jr.(3)	12,408	*

George W. Sands	3,613	*

All directors and executive officers as a group (9 persons)	230,954	*

Series A Preferred Stock

Wells Real Estate Funds, Inc.(2),(4)	31,678	98.6%

Series B Preferred Stock

Wells Real Estate Funds, Inc.(2),(4)	11,350	98.7%

*	Less than 1%

(1)	Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, is treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but is not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)

As the sole stockholder of Wells REF, which directly or indirectly owns Wells Capital, the sole owner of Wells TIMO, Mr. Wells may be deemed the beneficial owner of the shares held by Wells TIMO. Wells TIMO also holds 200 common units in Wells Timberland OP and 100 special units in Wells Timberland OP. Mr. Wells is also deemed to be the beneficial owner of 31,678 shares of Series A preferred stock and 11,350 shares of Series B preferred stock held by Wells Real Estate Funds, Inc.

(3)	Includes shares issuable upon the exercise of options which are immediately exercisable.
(4)	Pursuant to the terms of the third amendment to the Mezzanine Loan agreement dated October 15, 2008, Wells REF, as guarantor of the Mezzanine Loan, agreed to transfer 450 shares of Series A preferred stock and 150 shares of Series B preferred stock to Wachovia Bank, administrative agent to the Mezzanine Loan agreement. On May 9, 2011, Wells Timberland REIT redeemed these shares of Series A and Series B preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to file reports of ownership and changes in ownership of such stock with the SEC. Based solely on our review of copies of these reports filed with the SEC and written representations furnished to us by our officers and directors, we believe that all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2010.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact our Client Services Department by mail at Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or by telephone at 1-800-557-4830. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSALS YOU MAY VOTE ON

Whether you plan to attend the meeting and vote in person or not, we urge you to authorize your proxy. Stockholders have the following three options for authorizing a proxy: (1) over the Internet, (2) by telephone, or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of six nominees to our board of directors. Those persons elected will serve as directors until the 2011 annual stockholders meeting and until their respective successors are duly elected and qualify. The board of directors has nominated the following people for re-election as directors:

•	Jess E. Jarratt

•	Michael P. McCollum

•	E. Nelson Mills

•	Donald S. Moss

•	Willis J. Potts, Jr.

•	George W. Sands

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 10 through 15.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares “FOR” the election of each of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Under our charter and bylaws, the affirmative vote of the holders of a majority of the shares of stock entitled to vote and present in person or by proxy at a meeting of stockholders is required for the election of the directors. “Withhold” votes will count toward the establishment of a quorum but they will have the effect of votes against the election of the nominees to our board of directors.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all nominees listed for re-election as directors.

PROPOSAL 2. AMENDMENT OF OUR CHARTER

Our board of directors has declared the amendment of our charter advisable and directed that the proposal in connection with the amendment of our charter be submitted for consideration at the annual meeting. A form of the Articles of Amendment to the Fifth Articles of Amendment and Restatement (“Amendment No. 1”) is attached to this proxy statement as Appendix A and this summary of the provisions of Amendment No. 1 is qualified in its entirety by reference to Appendix A, which you should read in its entirety. The proposal amends the current charter to limit the amount of leverage we may incur in relation to our net assets as described in more detail below.

Background

On February 24, 2010, our board of directors approved the offering of approximately 11.4 million shares of our common stock in a private placement to non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “2010 German Offering”). In connection with the 2010 German Offering, we entered into structuring agent agreements with Wells Germany GmbH, an affiliate of Wells Capital organized under the laws of Germany, Viscardi AG, a corporation organized under the laws of Germany (“Viscardi”) and Renalco S.A., a company organized under the laws of Switzerland (“Renalco”). In their capacity as placement agents, Viscardi and Renalco identified purchasers and assisted us in transacting sales in the 2010 German Offering.

In connection with the 2010 German Offering, each of Viscardi and Renalco received indications of interest from institutional investors for the 2010 German Offering from potential institutional investors located in Germany. The German Federal Financial Supervisory Authority (“BaFin”), which regulates banks, insurance companies and financial service providers, set the percentage limitation for any single investment in an entity designated as a “real estate” investment to no more than 25% of total assets under management. This percentage limitation is higher than for other investments that do not qualify as a “real estate” investment and are therefore classified as a “private equity” investment, thus making a “real estate” designation more attractive. However, to qualify for this designation, BaFin limits the maximum amount of leverage for a subject company designated as a “real estate” investment to the equivalent of no more than 200% of the value of the subject company’s net assets. This limitation is mandatory and is not permitted to be waived by the governing body of the subject company. In connection with seeking to obtain this “real estate” designation, we represented to BaFin that we would seek stockholder approval to amend our charter at the next regularly scheduled annual meeting to lower the maximum amount of leverage that we are permitted to have.

Description of the Amendment

Under our charter as currently in effect, we have a limitation on leverage that precludes us from incurring leverage in excess of 300% of the value of our net assets, which we refer to as our “net assets limitation.” Leverage for this purpose means the aggregate amount of our indebtedness for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured. Net assets for purposes of this calculation is defined as our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities, calculated quarterly by us on a basis consistently applied. This net assets limitation has generally been expected to limit our borrowing to approximately 75% of the cost of our properties before non-cash reserves and depreciation. However, under our charter, we have had the power to temporarily borrow in excess of our net assets limitation if such excess was approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report, along with a justification for such excess.

On October 6, 2010, our board of directors approved Amendment No. 1 to our Third Amended and Restated Bylaws, which we refer to as our bylaws, in order to qualify as a “real estate” investment under the requirements of BaFin. Amendment No. 1 to our bylaws, which was effective immediately upon approval, reduces the maximum amount of leverage we may incur to 200% of the value of our net assets, which is expected to limit our borrowings to approximately 65% of the cost of our properties before non-cash reserves and depreciation. The Amendment No.

1 to our bylaws further provides that any amendment to this provision of the bylaws will be valid only if approved by a majority of our stockholders who are entitled to vote on the matter. As a result of this amendment to our bylaws, not only will our leverage limitation be lower, but our board of directors will no longer have the ability to approve leverage in excess of our net assets limitation without stockholder approval. As of March 31, 2011, our debt-to-net assets ratio, defined as our total debt as a percentage of our total gross assets (other than intangibles) less total liabilities, was approximately 70%

In conjunction with the adoption of Amendment No. 1 to our bylaws, our board of directors also unanimously approved Amendment No. 1 to our charter to limit the amount of leverage we may incur in a manner consistent with the amended bylaws. In addition to complying with our representation to BaFin in seeking the “real estate” investment designation, we believe that aligning our charter provisions with our bylaws provisions to lower the net assets limitation to 200% and preclude borrowings in excess of this limitation without stockholder approval will strengthen our business model and favorably affect the perception of potential investors, which should increase our ability to raise offering proceeds and amounts available for investment.

Effectiveness

If the proposal to amend our charter is approved by the stockholders, Amendment No. 1 reflecting the approved amendment will be filed with the State Department of Assessments and Taxation of Maryland (“SDAT”), and the amendment and restatement as described above will be effective upon the acceptance for record of Amendment No. 1 to the Fifth Articles of Amendment and Restatement by the SDAT.

Vote Required

Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain with respect to the proposal to amend our charter. Abstentions and broker nonvotes will count toward the presence of a quorum, but have the same effect as votes against the proposal to amend our charter. Proxies received will be voted “FOR” the approval of the proposal to amend our charter unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and our charter, you will not be entitled to rights of appraisal with respect to the proposed amendment of our charter. Accordingly, to the extent that you object to the proposed amendment of our charter, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your shares of common stock under the provisions of Maryland law governing appraisal rights.

Presentation of Proposed Amendment No. 1

A form of Amendment No. 1 is attached to this Proxy Statement as Appendix A.

Recommendation

Your board of directors unanimously recommends a vote “FOR” the proposal to amend our charter.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our Secretary, Mr. Douglas P. Williams, at our executive offices no later than February 2, 2012. However, if we hold our annual meeting before July 9, 2012 or after September 7, 2012, stockholders must submit proposals for inclusion in our 2012 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to nominate a director or present a proposal at the 2012 annual meeting, our current bylaws require that the stockholder give advance written notice to our Secretary no earlier than January 3, 2012 and no later than 5:00 pm, ET, on February 2, 2012.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

APPENDIX A

WELLS TIMBERLAND REIT, INC.

ARTICLES OF AMENDMENT

Wells Timberland REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom paragraph (h) of Section 9.4 of Article IX and inserting in lieu thereof the following paragraph (h) of Section 9.4 of Article IX:

(h) The aggregate Leverage shall be reasonable in relation to the Net Assets and shall be reviewed by the Board at least quarterly. The maximum amount of such Leverage in relation to Net Assets shall not exceed 200%.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment to the Charter.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and attested to by its Senior Vice President and Assistant Secretary on this      day of                     , 2011.

ATTEST:                                                                                  WELLS TIMBERLAND REIT, INC.

By:		By:		(SEAL)
	Name: Randall D. Fretz		Name: Douglas P. Williams
	Title: Senior Vice President and		Title: Executive Vice President
Assistant Secretary

A-1

WELLS TIMBERLAND REIT, INC.

PROXY FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

YOUR PROXY VOTE IS IMPORTANT!

Vote by Internet

Please go to the electronic voting site at

www.WellsTimberland.com/proxy. Follow the on-line

instructions. If you vote by internet, you do not have to

return your proxy card.

Vote by Telephone

Please call us toll-free at 1-866-977-7699, and follow the

instructions provided. If you vote by telephone, you do

not have to return your proxy card.

Vote by Mail

Complete, sign and date your proxy card and return it

promptly in the enclosed envelope.

If Voting by Mail
Remember to sign and date form below.	Proxy Tabulator
Please ensure the address to the right shows through the window	PO Box 55386
of the enclosed postage paid return envelope	Boston MA 02205-9820

WELLS TIMBERLAND REIT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS – AUGUST 8, 2011

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Leo F. Wells III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to attend the annual meeting of stockholders of WELLS TIMBERLAND REIT, INC., to be held on August 8, 2011, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present. The undersigned acknowledges receipt of the notice of the annual meeting of stockholders and the proxy statement, the terms of each of which are incorporated by reference, and the annual report.

When this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned stockholder. Unless the undersigned stockholder directs otherwise, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” the proposal to amend the charter. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the August 8, 2011, meeting date.

Internet and telephone proxy authorization must be received by 1:30 ET on August 8, 2011, in order for your votes to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, Internet and telephone proxy authorizations must be received by the day the meeting is resumed.

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

I PLAN TO ATTEND THE MEETING. YES ☐		NO ☐	Stockholder sign here	Date
Date:	August 8, 2011
Time:	1:30 P.M.		Co-Owner sign here	Date

Location:	Hilton Atlanta Northeast 5993 Peachtree Industrial Boulevard Norcross, Georgia 30092

SEE REVERSE SIDE FOR PROPOSALS

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Wells Timberland REIT, Inc.

Stockholder Meeting to Be Held on August 8, 2011.

This communication presents only an overview of the more complete proxy materials that are available to you in this packet and on the Internet. We encourage you to access and review all of the important contained in the proxy materials before voting.

The Proxy Statement for this meeting and the 2010 Annual Report are available at:

www.WellsTimberland.com/proxy.

PLEASE AUTHORIZE YOUR PROXY TODAY!

Unless you direct otherwise, this proxy will be voted “FOR” each of the nominees for director and “FOR” the proposal to amend the charter.

TO AUTHORIZE YOUR PROXY BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD. YOU ALSO MAY AUTHORIZE A PROXY BY TOUCH-TONE PHONE OR VIA THE INTERNET. (See enclosed flyer for further instructions.)

PLEASE MARK VOTES AS IN THIS EXAMPLE: ¢

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CHARTER AS DESCRIBED IN THE PROXY STATEMENT.

1.	To vote for the election of directors:			FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

	01. Jess E. Jarratt	02. Michael P. McCollum	03. E. Nelson Mills	☐	☐	☐

	04. Donald S. Moss	05. Willis J. Potts, Jr.	06. George W. Sands

To withhold authority to vote “FOR” any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee’s number(s) on the line below.

				FOR	AGAINST	ABSTAIN

2.	To vote upon the proposal to amend our charter to lower the maximum amount of leverage that we are permitted to have in relation to our net assets to 200%:			☐	☐	☐

PLEASE MARK HERE FOR ADDRESS CHANGE ☐
ADDRESS CHANGE:

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY.